UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 11, 2005

Vectren Corporation (Exact Name of Registrant as Specified in Its Charter)

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-15467	Vectren Corporation (An Indiana Corporation) One Vectren Square Evansville, Indiana 47708 (812) 491-4000	35-2086905

Former Name or Former Address, If Changed Since Last Report : N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On October 11, 2005, Vectren Corporation (“Vectren”) and Vectren Capital Corp., its wholly-owned subsidiary (“Capital”), entered into a private placement Note Purchase Agreement (the “2005 Note Purchase Agreement”) pursuant to which various institutional investors have agreed to purchase the following tranches of notes from Capital: (i) $25,000,000 4.99% Guaranteed Senior Notes, Series A due 2010, (ii) $25,000,000 5.13% Guaranteed Senior Notes, Series B due 2012 and (iii) $75,000,000 5.31% Guaranteed Senior Notes, Series C due 2015. These Guaranteed Senior Notes will be unconditionally guaranteed by Vectren, the parent of Capital. Subject to the satisfaction of customary conditions precedent, this financing is scheduled to close on or about December 15, 2005. This Note Purchase Agreement contains customary representations, warranties and covenants, including a covenant to the effect that the ratio of consolidated total debt to consolidated total capitalization will not exceed 75%.

On October 11, 2005, Vectren and Vectren Capital entered into First Amendments with respect to (a) a Note Purchase Agreement dated as of December 31, 2000 pursuant to which Capital issued to institutional investors the following tranches of notes: (i) $38,000,000 7.67% Senior Notes due 2005, (ii) $17,500,000 7.83% Senior Notes due 2007, (iii) $22,500,000 7.98% Senior Notes due 2010; and (b) a Note Purchase Agreement, dated April 25, 1997, pursuant to which Capital issued to an institutional investor a $35,000,000 7.43% Senior Note due 2012. The First Amendments (i) conform the covenants to those contained in the 2005 Note Purchase Agreement, (ii) eliminate a credit ratings trigger which would have afforded noteholders the option to require prepayment if some of the ratings in the Vectren group fell to certain levels, (iii) substitute the unconditional guarantee by Vectren of the notes for the more limited support agreement previously in place and (iv) provide for a 100 basis points increase in interest rates if the ratio of consolidated total debt to total capitalization exceeds 65%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:	October 17, 2005	VECTREN CORPORATION

		By:	/s/ M. Susan Hardwick
M. Susan Hardwick Vice President and Controller